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                                                                    EXHIBIT 23.2



                       Consent of Independent Accountants



We consent to the incorporation by reference in the Registration Statement of ANSYS, Inc. and subsidiaries on Form S-8 (File No. 333-4278) of our reports dated February 7, 1997, on our audit of the consolidated financial statements and financial statement schedule of ANSYS, Inc. and subsidiaries as of December 31, 1996 and 1995 and for the years ended December 31, 1996 and 1995 and for the period from March 14, 1994 (date of acquisition) through December 31, 1994, which reports are included or incorporated by reference in this Annual Report on Form 10-K.


/s/ Coopers & Lybrand L.L.P.
--------------------------------

Coopers & Lybrand L.L.P.
Pittsburgh,  Pennsylvania
March 26, 1997